Exhibit 32

Certifications
Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of Altice USA, Inc. ("Altice USA") hereby certifies, to such officer's knowledge, that Altice USAs' Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (the "Report") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Altice USA.

Date:	May 14, 2018	By:	/s/ Dexter Goei
Dexter Goei
Chairman, Chief Executive Officer and Director

Date:	May 14, 2018	By:	/s/ Charles Stewart
Charles Stewart
Co-President and Chief Financial Officer